Exhibit 21

                         Subsidiaries of the Registrant

Subsidiary*                                             State of Incorporation
HR of Texas, Inc.                                              Maryland

HRT of Alabama, Inc.                                           Alabama

HRT of Tennessee, Inc.                                        Tennessee

HRT of Virginia, Inc.                                          Virginia

HRT of Arkansas, Inc. (Inactive)                               Arkansas

Healthcare Realty Management Incorporated                      Alabama

HRT of Florida, Inc.                                           Florida

HRT of Roanoke, Inc.                                           Virginia

HRT of Delaware, Inc.                                          Delaware

HR Interests, Inc.                                              Texas

Healthcare Realty of Tennessee, L.P.                          Tennessee

_________________
*   Each of the above listed subsidiaries is wholly owned by the Company.

Other Affiliates*                                       State of Organization
Durham Medical Office Building, Inc.                            Texas

HR Assets, Inc. (Inactive)                                      Texas

HR Capital, Inc. (Inactive)                                     Texas

HR Funding, Inc. (Inactive)                                     Texas

_________________
* The Company owns approximately 99% by value of the stock of each of the above listed other affiliates. The remainder of the affiliates' stock is owned by, and voting control rests with, executive officers of the Company.